AMENDMENT TO DISTRIBUTION AGREEMENT





                  THIS AMENDMENT TO DISTRIBUTION AGREEMENT is made as of January 29, 2004, by and between CONNECTICUT DAILY TAX FREE INCOME FUND, INC., a Maryland corporation (the "Fund"), on behalf of the J.P. Morgan Select Class of Shares, and REICH & TANG DISTRIBUTORS, INC., who serves as the distributor for the Fund's J.P. Morgan Select Class of Shares, shall be as follows:


                  The name Chase Vista Select Class of Shares has been changed to J. P. Morgan Select Class of Shares. Accordingly, all references to Chase Vista Select Class of Shares in the Distribution Agreement should be replaced with J. P. Morgan Select Class of Shares.


                  The Distribution Agreement, as expressly amended hereby, shall continue in full force and effect.


                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO DISTRIBUTION AGREEMENT as of the day and year first above written.


                                    CONNECTICUT DAILY TAX FREE INCOME FUND, INC.



                                    By: /s/Rosanne Holtzer
                                    Name: Rosanne Holtzer
                                    Title: Secretary

                                    REICH & TANG DISTRIBUTORS, INC.





                                     By:/s/Richard DeSanctis
                                     Name: Richard DeSanctis
                                     Title: Executive Vice President & Chief
                                            Financial Officer